UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 2, 2005

REEBOK INTERNATIONAL LTD.

(Exact name of registrant as specified in its charter)

MASSACHUSETTS	1-9340	04-2678061
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

1895 J.W. FOSTER BOULEVARD, CANTON, MA	02142
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (781) 401-5000.

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

The Merger Agreement

Reebok International Ltd. (the “Company”), a Massachusetts corporation, announced that it has entered into an Agreement and Plan of Merger, dated as of August 2, 2005 (the “Merger Agreement”), with adidas-Salomon AG, a corporation organized under the laws of the Federal Republic of Germany (“Adidas”) and Ruby Merger Corporation, a Massachusetts corporation which is wholly-owned by Adidas or one or more wholly-owned subsidiaries of Adidas (“Merger Sub”).  Pursuant to the Merger Agreement, Merger Sub will merge with and into the Company (the “Merger”), with the Company continuing as the surviving corporation.  Pursuant to the Merger Agreement, at the effective time of the Merger, each outstanding share of common stock, par value $.01 per share, of the Company (the “Shares”), other than any Shares owned by the Company or any direct or indirect wholly-owned subsidiary of the Company, or by any stockholders who are entitled to and who properly exercise appraisal rights under Massachusetts law, will be canceled and converted automatically into the right to receive $59.00 in cash, without interest.  All outstanding options to purchase shares of common stock, restricted shares and deferred shares of common stock of the Company will be canceled and converted into the right to receive $59.00 per restricted share, deferred share or share of common stock underlying such option less, in the case of options, the exercise price thereof, without interest.

The Merger is conditioned, among other things, on the adoption of the Merger Agreement by the stockholders of the Company and the termination or expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and certain other regulatory approvals.  Adidas, Merger Sub and the Company have each agreed to use their reasonable best efforts and, subject to certain limitations, take actions required in connection with obtaining such approvals.

The Merger Agreement contains certain termination rights and provides that, upon the termination of the Merger Agreement under specified circumstances, the Company may be required to pay Adidas a termination fee equal to $100,000,000.  In the event the Merger Agreement is terminated for failure to obtain required antitrust approvals, Adidas may be required to pay to the Company a termination fee equal to $75,000,000.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement filed as Exhibit 2.1 and incorporated herein by reference.

The Stockholders Agreement

In connection with the execution of the Merger Agreement, Paul B. Fireman, Chairman of the Board and Chief Executive Officer of the Company, and his wife, Phyllis Fireman, entered into a Stockholders Agreement, dated as of August 2, 2005, with Parent and Merger Sub, pursuant to which, among other things, such stockholders agreed to vote in favor of the Merger.  The stockholders who are party to the Stockholder Agreement represent approximately 17% of the outstanding Common Stock of the Company.  The

Stockholders Agreement will terminate upon the earliest of (i) the termination of the Merger Agreement and (ii) the effective time of the Merger.

The foregoing description of the Stockholder Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Stockholders Agreement filed as Exhibit 99.1 and incorporated herein by reference.

Section 8 – Other Events

Item 8.01 Other Events

On August 3, 2005, the Company and Adidas issued a joint press release announcing the execution of the Merger Agreement, a copy of which is filed as Exhibit 99.2.

On August 3, 2005, the Company distributed an Employee Q&A to Company employees regarding the execution of the Merger Agreement, a copy of which is filed as Exhibit 99.3.

On August 3, 2005, the Company sent a letter from Paul B. Fireman to Company employees via e-mail announcing the execution of the Merger Agreement, a copy of which is filed as Exhibit 99.4.

In connection with the proposed Merger, the Company will be filing a proxy statement regarding the proposed transaction with the U.S. Securities and Exchange Commission (“SEC”).  The Company’s stockholders are urged to read the proxy statement regarding the Merger and any other relevant documents carefully in their entirety when they become available because they will contain important information about the proposed transaction.  The proxy statement and other documents filed by the Company will be available free of charge at the SEC’s website, www.sec.gov.  The proxy statements and such other documents may also be obtained free of charge from the Company by directing such request to: Office of Investor Relations, Reebok International Ltd., 1895 J.W. Foster Boulevard, Canton, MA 02021.

The Company and its directors, executive officers and other members of management may be deemed to participate in the solicitation of proxies in respect of the proposed transactions.  Information regarding the Company’s directors and executive officers is available in the Company’s proxy statement for its 2005 annual meeting of stockholders, which was filed with the SEC on March 8, 2005.  Additional information regarding the interests of such potential participants will be included in the proxy statement and the other relevant documents filed with the SEC when they become available.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

(c) The following Exhibits are filed as part of this report:

2.1                                 Agreement and Plan of Merger, dated as of August 2, 2005 among adidas-Salomon AG, Ruby Merger Corporation and Reebok International Ltd.

99.1                           Stockholders Agreement, dated as of August, 2, 2005 by and among adidas-Salomon AG, Ruby Merger Corporation, Mr. Paul B. Fireman and Ms. Phyllis Fireman.

99.2                           Press Release dated August 3, 2005

99.3                           Reebok Employee Q&A distributed August 3, 2005

99.4                           E-mail to Company employees dated August 3, 2005

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REEBOK INTERNATIONAL LTD.

August 3, 2005	By:	/s/ Kenneth I. Watchmaker

	Name:	Kenneth I. Watchmaker
	Title:	Executive Vice President and
Chief Financial Officer